[***] CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K, ITEM 601(B)(10). SUCH EXCLUDED INFORMATION IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Exhibit 10.52

First Electronic Bank

and

Opportunity Financial, LLC

PROGRAM MARKETING AND SERVICING AGREEMENT

Dated November 1, 2019

TABLE OF CONTENTS

1.	Definitions and Rules of Construction.	1

2.	General Description of Program; Appointment of Company as Bank Agent.	7

3.	Exclusivity	8

4.	Marketing of the Program and Accounts; Program Area; Compensation	8

5.	Bank to Extend Credit.	9

6.	Finance Materials and Credit Underwriting Standards.	10

7.	Application Processing; Origination Assistance; Servicing and Collections; Third Party Service

	Provider Compliance	10

8.	Bank Funding of Accounts	12

9.	Program Threshold Limit.	13

10.	Privacy Notices; Information Security; Compliance	13

11.	Bank Controls and Monitoring	17

12.	Program Managers.	17

13.	Borrower Disputes	17

14.	Representations and Warranties.	18

15.	Other Relationships with Borrowers.	20

16.	Indemnification.	21

17.	Term and Termination	24

18.	Confidentiality	26

19.	Proprietary Materials.	27

20.	Relationship of Parties	28

21.	Expenses	28

22.	Examination	29

23.	Inspection.	29

24.	Governing Law	29

25.	Severability	29

26.	Assignment	30

27.	No Third-Party Beneficiaries.	30

28.	Third Party Service Providers.	30

29.	Notices	30

30.	Amendment and Waiver	31

31.	Entire Agreement.	31

32.	Counterparts.	32

33.	Interpretation.	32

34.	Agreement Subject to Applicable Law	32

35.	Force Majeure	32

36.	Arbitration.	33

37.	Financial Information and Reporting.	33

38.	Compliance with Applicable Law.	34

39.	Breach of Security, Fraud	34

40.	Insurance.	34

41.	Data Security; Disaster Recovery	34

42.	Notice of Investigations; Customer Complaints	34

43.	Audit Program; Resources	35

44.	Reports.	35

45.	Headings	36

46.	Limitation of Liability.	36

EXHIBIT A		38

EXHIBIT B		39

EXHIBIT C		40

EXHIBIT D		43

PROGRAM MARKETING AND SERVICING AGREEMENT

THIS PROGRAM MARKETING AND SERVICING AGREEMENT (the “Agreement”), dated as of November 1, 2019 (“Effective Date”), is made by and between First Electronic Bank, an FDIC-insured, Utah state-chartered industrial bank having its principal location in Salt Lake City, Utah (“Bank”), and Opportunity Financial, LLC, a Delaware limited liability company, having its principal location in Chicago, Illinois (“Company”).

RECITALS

WHEREAS, Bank is an FDIC-insured, Utah state-charted industrial bank engaged in the business of establishing accounts and making loans throughout the United States; and

WHEREAS, Company desires to develop and establish with Bank a consumer purpose loan program pursuant to which Bank is willing to originate and establish certain Accounts (as defined below) and disburse Loan Proceeds (as defined below) under such Accounts to qualifying applicants; and

WHEREAS, Bank desires to develop and establish the Program (as defined below) with Company pursuant to the terms and conditions set forth in this Agreement and desires to have Company perform, on Bank’s behalf: (i) certain marketing and administrative services in connection with Bank’s origination and establishment of Accounts and disbursement of Loan Proceeds under the Program; and (ii) administrative loan servicing functions in connection with the Accounts originated under the Program.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions and mutual covenants and agreements herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Company mutually agree as follows:

1.	Definitions and Rules of Construction.

Whenever capitalized and used in this Agreement, the following words and phrases, unless otherwise specified, shall have the following meanings and shall be construed in accordance with the following rules of construction:

(a)	“ACH” means the Automated Clearinghouse operating under the Federal Reserve System.

(b)	“ACH File” shall have the meaning set forth in Section 8(a).

(c)

“Accepted Servicing Practices” means, with respect to each Account, the servicing practices and procedures that Company follows in the servicing and administration of, and in the same manner in which, and with the same care, skill, prudence and diligence with which Company services and administers accounts similar to the Accounts on behalf of itself and other Persons, together with any amendments or other modifications thereto made by Company from time to time; provided, however, that in all cases the account servicing practices must (i) comply with the terms of Applicable Laws and the related Account Agreements; and (ii) be consistent with customary, reasonable and usual standards of practice for institutions that service accounts that are similar to the Accounts.

(d)	“Account” means a closed-end loan account established by Bank pursuant to the Program and documented by an Account Agreement.

(e)

“Account Agreement” means each closed-end loan account agreement between Seller and a Borrower containing the terms and conditions of the account relationship between Bank and Borrower, as may be amended, modified, or otherwise changed from time to time.

(f)

“Account Terms” means generally, except as otherwise agreed between Bank and Company: (i) the minimum and maximum loan amount for Accounts, which shall be no less than $[***] and no more than $[***]; (ii) the minimum and maximum term for Accounts, which shall be no less than 9 months and no more than 24 months; (iii) the minimum and maximum annual percentage rate applicable to the Accounts which shall be no more than [***]%.

(g)	“Administration Services Fee” shall have the meaning set forth in Section 4(c).

(h)

“Affiliate” means a Person who directly or indirectly controls, is controlled by or is under common control with a Party. For the purpose of this definition, the term “control” (including with correlative meanings, the terms controlling, controlled by and under common control with) means the power to direct the management and policies of such Person, whether through the ownership of twenty-five percent (25%) or more of a class of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the introductory paragraph.

“Applicable Law” means all federal, state and local laws, statutes, rules, regulations and orders that relate to consumer financial services or are otherwise applicable to a Party or relating to or affecting any aspect of the Program, including, without limitation, the Accounts, the Marketing Materials, the Finance Materials, and all written requirements, as they relate to or affect the Program, of any Regulatory Authority having jurisdiction over a Party, as any such laws, statutes, regulations, orders and requirements, and orders may be amended or changed and in effect from time to time during the Term of this Agreement.

(k)	“Applicant” means a Person who applies under the terms of the Program to obtain an Account from Bank.

(1)	“Application” means any request from an Applicant for an Account in the form required by Bank, as such may be amended, modified or changed in accordance with the terms of this Agreement.

(m)

“Approval” means Bank’s consent; provided, however, that the fact that the Bank has provided such consent shall not mean or otherwise be construed to mean that: (i) Bank has performed any due diligence with respect to the requested or required approval, as applicable; (ii) Bank agrees that the item or information for which approval is being sought complies with any Applicable Law; (iii) Bank has assumed Company’s or any other Person’s obligations to comply with all Applicable Laws arising from or related to any requested or required approval; or (iv) any Approval impairs in any way the Bank’s rights or remedies under the Agreement, including indemnification rights, for the failure of Company to comply with all Applicable Laws.

(n)	“Bank” shall have the meaning set forth in the introductory paragraph of this Agreement.

(o)	“Bank Indemnified Parties” shall have the meaning set forth in Section (16)(b).

(p)

“Borrower” means an Applicant from whom Bank receives an executed Account Agreement for which the Bank has established an Account and/or any Person who is liable, jointly or severally, for amounts owing with respect to the related Account.

(q)

“Borrower Data” means information that is provided to or obtained by a Party in the performance of its obligations under this Agreement or otherwise regarding Applicants and Borrowers, including, but not limited to (i) name, postal address, social security number, email address, telephone number, date of birth, Account number, security codes, valid to and from dates, as well as information and demographic data, data generated and/or created in connection with Account processing and maintenance activities, Account statement preparation and customer service, telephone logs and records and other documents and information necessary for the processing and servicing of Accounts, and (ii) all “Nonpublic Personal Information” and “Personally Identifiable Financial Information” (as defined in 12 C.F.R. §§ 332.3(n) and (o), respectively).

(r)

“Business Da “ means any day other than (i) a Saturday or Sunday; (ii) a day designated by the Federal Reserve Bank of San Francisco as a banking holiday; or (iii) a day on which banking institutions in the State of Utah are authorized or obligated by law or executive order to be closed.

(s)	“BSA Officer” shall have the meaning set forth in Subsection 10(i).

(t)	“CIP Program” shall have the meaning set forth in Subsection 10(1).

(u)	“Claim Notice” shall have the meaning set forth in Section 16(e).

(v)	“Company” shall have the meaning set forth in the introductory paragraph of this Agreement.

(w)	“Com an Indemnified Parties” shall have the meaning set forth in Section 16(a).

(x)	“Company’s Proprietary Material” shall have the meaning set forth in Section 19

(y)

“Compliance Policies” means the policies developed by Company, subject to Bank Approval, adopted to ensure compliance of the Program with Applicable Law, including, but not limited to the following policies: BSA/AML/OFAC, Business Resumption/Contingency Planning & Testing, Change Management, Complaint Management, Compliance Management, E-Sign, Fair Debt Collection Practices, FACT Act/ID Red Flags, GLBA Security, Unfair, Deceptive and Abusive Acts and Practices, Reg B-Equal Credit Opportunity Act and Fair Lending, Reg P-GLBA Privacy, Reg Z-Truth in Lending Act, Reg V-Fair Credit Reporting Act, Right to Financial Privacy, Servicemembers Civil Relief Act, Military Lending Act and Telephone Consumer Protection Act, as well as the Vendor Management Policy.

(z)	“Compliance Officer” shall have the meaning set forth in Subsection 10(i).

(aa)

“Compliance Management System” shall mean the process by which Company, under the direction of its board of directors and management, (i) learns about its compliance responsibilities with respect to applicable commercial and consumer protection laws and regulations; (ii) assesses applicability and risk for Company as to these compliance requirements; (iii) provides training to Company employees to understand these compliance responsibilities; (iv) reviews Company operations in light of the same; (v) incorporates these requirements into Company’s business processes; and (vi) takes corrective action as necessary.

(bb)

“Confidential Information” means the terms and conditions of this Agreement and all other confidential and proprietary information and/or trade secrets including, but not limited to, technical information, know-how, algorithms, code, networking, software, techniques and methods as well as any other proposals, client, consumer and customer lists, pricing and pricing strategies, sources of supply, sales and marketing strategies, business methods or practices, programs, hardware, software and procedures, all non-public customer and consumer information Borrower Data and any other confidential and proprietary consumer or customer information.

(cc)

“Credit Underwriting Standards” means the minimum requirements, which may include income, residency, employment history, credit history, ability to pay, and/or other such considerations, that Bank uses to approve or deny an Application and to authorize establishing an Account and disburse Loan Proceeds thereunder, as shall be set forth in the Bank’s credit policy, which may be amended from time to time in accordance with the approval requirements set forth therein.

(dd)

“Critical Complaint” means any of the following: a customer complaint to the Better Business Bureau, state attorney general’s office, Consumer Financial Protection Bureau, or other Regulatory Authority; a customer complaint alleging a specific violation of Applicable Law or discriminatory practice; a customer complaint threatening credible and material legal action that may give rise to an action against Bank, Company, or any Third Party Service Provider; or, any escalated oral customer complaint in which the customer has expressed dissatisfaction with Company response to or proposed resolution of the complaint or in which the customer has indicated an intent to contact a Regulatory Authority.

(ee)

“Daily Originations File” means the statement, in the form attached hereto as Exhibit A and prepared by Company each Business Day that contains (i) a list of all Applicants who meet the eligibility criteria set forth in the Credit Underwriting Standards, for whom Bank is requested to establish Accounts and to disburse Loan Proceeds under Accounts; (ii) the computation of the total funding amount for all Loan Proceeds to be disbursed; and (iii) such other information as shall be reasonably requested by Bank and mutually agreed to by the Parties.

(f0	“Effective Date” shall have the meaning set forth in the introductory paragraph of this Agreement.

(gg)	“Finance Materials” shall have the meaning set forth in Section 6.

(hh)	“Force Majeure Event” shall have the meaning set forth in Section 35.

(ii)	“Funding Amount” means the aggregate amount, as listed on a Daily Originations File, of all Loan Proceeds to be disbursed by Bank to Borrowers on each Funding Date.

(jj)	“Funding Date” means the Business Day on which Bank will disburse Loan Proceeds under an approved Account as listed on the Daily Originations File.

(kk)	“GAAP” means United States generally accepted accounting principles.

(11)

“Guaranty” means that certain Guaranty provided by the Company to guaranty payment and performance of the obligations of OppWin, LLC under the Receivables Sale Agreement in the form attached hereto as Exhibit D.

(mm)

“Indemnifiable Claim” shall have the meaning set forth in Section 16(d). (nn) “Indemnified Parties” shall have the meaning set forth in Section 16(c). (oo) “Initial Term” shall have the meaning set forth in Section 17(a).

(pp)	“Insolvent” means the failure of a Person to pay its debts in the ordinary course of business or the inability to pay its debts as they come due.

(qq)	“Loan Proceeds” means the funds disbursed to a Borrower by Bank under an Account pursuant to the Program.

(11’)	“Losses” shall have the meaning set forth in Section 16(a).

(ss)	“Marketing Materials” shall have the meaning set forth in Section 4.

(tt)	“Non-Critical Complaint” means any customer complaint that is not a Critical Complaint.

(uu)	“Party” means, as applicable, either Company or Bank, and “Parties” shall mean Company and Bank.

(vv)

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department, or instrumentality thereof.

(ww)	“Prime Rate” means, as of any date of determination, the Prime Rate published in The Wall Street Journal.

(xx)

“Program” means the lending program established in accordance with and subject to the terms and conditions of this Agreement for which: (i) Company provides marketing and administrative services, on behalf of the Bank; (ii) Company performs subservicing of Accounts; and (iii) the Bank underwrites, approves and originates such Accounts and disburses Loan Proceeds to Borrowers pursuant to this Program Agreement, the Program Guidelines and the Account Terms.

(yy)

“Program Documents” means this Agreement, the Receivables Sale Agreement, and any other documents executed and delivered in connection therewith, each as amended, supplemented, or modified from time to time.

(zz)	“Program Guidelines” means the guidelines and policies under which Company will generally perform, on Bank’s behalf, the duties, responsibilities, and services set forth in this Agreement.

(aaa)	“Program Manager” shall have the meaning set forth in Section 12.

(bbb)	“ Program Materials” means Finance Materials, Marketing Materials, and Servicing Materials.

(ccc)

“ Program Start Date” means the date on which the Parties first agree that the Company may begin to accept Applications from customers for Accounts, on behalf of Bank, whether from Applicants in all States or initially in a limited number of States which date shall not be later than one hundred eighty (180) days following the Effective Date, unless Bank, in its sole discretion, determines that the operations and compliance management system of Company does not meet the standards required for an effective compliance management system.

(ddd)

“ Program Threshold Limit” means the aggregate principal balance of Receivables held by the Bank at any point in time in an amount that is the lesser of: (i) (1) with respect to the first 12 months of the Program (commencing on the Program Start Date), [***], (2) with respect to the second 12 months of the Program, [***], and with respect to the 25th month of the Program and each month thereafter during the Term, [***], each of which as may be adjusted by Bank on a quarterly basis (or more frequently if required), following notification to Company, based on the estimated volume requirements of the Program; and (ii) the dollar amount, as determined by Bank in its sole discretion, above which Bank capital adequacy requirements would be negatively impacted.

(eee)	“Proprietary Materials” shall have the meaning set forth in Section 19.

(fff)	“Purchase Premium Fees” shall have the meaning set forth in the Receivables Sale Agreement.

(ggg)	“Receivable” shall have the meaning set forth in the Receivables Sale Agreement.

(hhh)

“Receivables Sales A cement” means that certain Receivables Sale Agreement, dated as of the date of this Agreement, between Bank and OppWin, LLC, as amended, supplemented, or modified from time to time.

(iii)

“Regulatory Authority” means any federal, state or local regulatory agency or other governmental agency or authority having jurisdiction over a Party and, in the case of Bank shall include, but not be limited to, the Federal Deposit Insurance Corporation and the Department of Financial Institutions, State of Utah.

(jjj)	“Relevant Vendors” shall have the meaning set forth in Section 10(h).

(kkk)	“Renewal Term” shall have the meaning set forth in Section 17(a).

(111)	“Restricted Part “ shall have the meaning set forth in Section 18(a).

(mmm)	“Servicing Materials” shall have the meaning set forth in Section 7.

(nnn)	“States” means any state in the United States and the District of Columbia.

(000)	“Term” or “Term of this Agreement” means the Initial Term and any Renewal Term.

(ppp)

“Third Part Service Provider” means any contractor or service provider retained by Bank or Company, or retained by any party directly or indirectly retained by Bank or Company, who provides or renders services to Bank or Company, as applicable, in connection with the Program.

(qqq)

“Trademark” means trademarks, service marks, trade dress, logos, trade names, internet domain names, corporate names, social and mobile media identifiers and other source indicators and proprietary designations and the goodwill associated therewith.

“Vendor Management Policy” means the policy governing Company’s relationships with, and oversight concerning, Third Party Service Providers, agents, representatives and subcontractors (including Relevant Vendors) used by Company in connection with the Program.

As used in this Agreement:

(a)	All references to the masculine gender shall include the feminine gender (and vice versa);

(b)	All references to “include,” “includes,” or “including” shall be deemed to be followed by the words “without limitation”;

(c)

the word “or” means both “and” and “or,” except where the context clearly indicates that the Parties intend “or” to designate alternatives only, including when the word “either” or similar words or phrases are used;

(d)	References to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation;

(e)	References to “dollars” or “$” shall be to United States dollars unless otherwise specified herein;

(f)	Unless otherwise specified, all references to days, months or years shall be deemed to be preceded by the word “calendar”;

(g)	Unless otherwise specified, all references to “quarter” shall be deemed to mean calendar quarter; and

(h)	References to this Agreement or to any Schedule or Exhibit to this Agreement shall include any permitted amendments or modifications thereto.

2.	General Description of Program• Appointment of Company as Bank Agent.

(a)

The Parties agree that, in accordance with the Program Guidelines, the Program generally shall involve: Company marketing the Program and Accounts, on behalf of Bank, to potential Applicants; Bank establishing the Program and the Credit Underwriting Standards, accepting Applications and disbursing Loan Proceeds to Borrowers residing in the States; and Company processing Applications and servicing and collecting Accounts on behalf of Bank. The duties of the Parties in connection with the Program shall be as set forth in the terms of this Agreement.

(b)

Bank hereby appoints Company as its agent, and Company accepts such appointment, to discharge Bank’s duties and obligations with respect to each Application and Account concerning applicable customer credit reporting, anti-money laundering and terrorist financing laws, and loan servicing with full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with such appointment, including the power and authority to do or cause to be done any and all things that Company may reasonably deem necessary or desirable in connection with the rendering of such duties and obligations hereunder. This appointment as agent will expire automatically upon the termination of this Agreement.

3.	Exclusivity.

Company agrees that during the Initial Term and each Renewal Term, if any, Bank, so long as it is not then in default under this Agreement beyond any applicable notice and cure periods, shall have the exclusive right to establish all Accounts for qualifying Applicants under the Program, make disbursements of all Loan Proceeds to Borrowers, and provide other products that the Parties agree to add to the Program. Company may act in a similar capacity for other creditors, provided, that Company agrees to notify Bank in advance of Company’s intent to begin offering credit products through other creditors.

4.	Marketing of the Program and Accounts• Compensation.

(a)

At its own cost, Company shall promote and otherwise market the Program and Accounts to potential Applicants. Company may promote the Program and receive Applications, on behalf of Bank, through any marketing channel, form of media or media channel that has been approved by Bank, provided that Company shall discontinue the use of any marketing channel, form of media or media channel if directed to do so by Bank in its reasonable discretion. Bank agrees that Company may refer to Bank and the Program in any promotional, marketing, and solicitation materials, including marketing scripts (collectively, all such promotional, marketing, and solicitation materials referred to herein as “Marketing Materials”), upon the condition that any references, either directly or indirectly, to Bank and/or the Program in any such Marketing Materials must receive the prior written Approval of Bank, which Approval shall not be unreasonably withheld, conditioned, denied or delayed. Bank shall, within five (5) Business Days of its receipt thereof, have the option to approve or reject any new or modified Marketing Materials, which decision shall be communicated to Company within that time. Company shall ensure that all Marketing Materials shall be true and accurate in all material respects and not deceptive or misleading. Company shall ensure that all Marketing Materials and all marketing and promotional activities and strategies comply with Applicable Law. All Marketing Materials shall be the property of Company, except with respect to any Proprietary Materials of Bank, which remain the property of Bank. Company shall provide samples of final Marketing Materials on a periodic basis as reasonably requested by Bank and shall provide to Bank all updates and revisions to Marketing Materials prior to use for Bank’s prior Approval, which Approval shall not be unreasonably withheld, conditioned, denied or delayed. Bank may require a change in any Marketing Materials upon written notice provided to Company. Bank may expel, upon notice to Company, any Third-Party Service Provider (other than the Company and its Affiliates) from participation in the Program that Bank deems, in its reasonable discretion, to be unsuitable or harmful to Bank’s reputation.

(b)

In the Company’s discretion, it may decline to market the Program in certain States for legal, regulatory, financial or for other good or sufficient business reasons, in compliance with Applicable Law.

(c)	Compensation.

i.

To Bank: Company shall remit to Bank a fee (an “Administration Services Fee”) equal to [***] on all payments collected by the Bank as master servicer and owner of the Accounts established under the Program.

ii.

To Bank: In addition to the fees and expenses agreed to by Company in this Agreement, Company shall pay to Bank for its services performed in connection with Bank’s origination and establishment of Accounts and disbursement of Loan Proceeds under the Program and oversight of the Program a monthly fee (“Monthly Fee”) each month of the Term equal to: (i) [***] each month for months one through twelve of the Term, less the Purchase Premium Fees paid to Bank during each such month; (ii) [***] each month for months thirteen through twenty-four of the Term, less the Purchase Premium Fees paid to Bank during each such month; and (iii) [***] each month for months twenty-five through sixty of the Term and continuing each month thereafter until termination of this Agreement, less the Purchase Premium Fees paid to Bank during each such month; provided, however, that if the Bank elects to reduce the Program Threshold Limit, the minimum Monthly Fees stated above shall be reduced pro-rata based on the reduction. The minimum Monthly Fees stated above shall begin to accrue and become due and payable on the Program Start Date; provided, however, that if the Program Start Date does not occur on or before ninety (90) days after the Effective Date of this Agreement7 solely because the Company is not ready to begin to accept Applications from customers for Accounts, on behalf of Bank, in any states, then such Monthly Fee shall also accrue from the ninety-first (91st) day after the Effective Date of this Agreement through the date that Company is ready to begin to accept Applications from customers for Accounts, on behalf of Bank, in at least one state and such accrued Monthly Fees shall become due and payable on the Program Start Date.

5.	Bank to Extend Credit.

(a)

Subject to the terms and conditions in this Agreement, from and after the Program Start Date and during the Term of this Agreement and any wind-down period, if applicable, Bank agrees to (i) offer an Account to all Applicants who qualify for credit under the Credit Underwriting Standards, or as otherwise approved pursuant to Section 6 below, and who reside in the States; and (ii) to disburse Loan Proceeds to Borrowers under Account Agreements for all such Accounts accepted by an Applicant. All Accounts established by Bank under this Agreement shall be originated by Bank using the Company’s services described in this Agreement and all Loan Proceeds shall be disbursed by Bank.

(b)

Company acknowledges that approval of an Application and offering an Account and disbursing the related Loan Proceeds creates a creditor-borrower relationship between Bank and the Borrower, and not between Company and the Borrower, which involves, among other things, the establishment of an Account, the extension of credit, the advance of Loan Proceeds, and the collection of payments from Borrowers. Nothing in this

Agreement shall authorize or require Company to extend credit to an Applicant and nothing herein shall obligate Bank to extend credit to an Applicant if Bank determines, in its reasonable judgment, that doing so would be an unsafe or unsound banking practice. Bank, in its sole discretion, may deny any Application in good faith and in accordance with Applicable Laws.

6.	Finance Materials and Credit Underwriting Standards.

Prior to the Program Start Date, Company shall submit to Bank, for its Approval, not to be unreasonably withheld, conditioned, delayed or denied, the following documents, including documents listed as Exhibits hereto (“Finance Materials”) that will be used by Bank initially with respect to the Accounts, and shall be attached to this Agreement upon Approval by Bank: (i) description of the Program, including the Account Terms and other terms and conditions of Accounts, including interest rates and fees; (ii) the Credit Underwriting Standards; (iii) form(s) of electronic, paper and call center Applications (including required data fields, disclosures and, as applicable, electronic signature consent forms); (iv) forms of Account Agreement; (v) form(s) of Daily Originations File; (vi) forms of other applicable finance disclosures, including privacy policy and privacy notices, required by Applicable Law with respect to the Applications and/or Accounts; and (vii) any other documents that in the reasonable judgment of either Party are necessary to make or evidence an Account and the disbursement of the related Loan Proceeds. The Finance Materials may be changed only with the prior written consent of both Parties, which consent shall not to be unreasonably withheld, conditioned, delayed or denied; provided, however, Bank may change the Finance Materials upon written notice given to Company, as promptly as practicable, but without Company’s prior written consent, to the extent that Bank is advised by legal counsel or a Regulatory Authority that such change is required by Applicable Law or necessitated by safety and soundness concerns; provided, further, that Bank shall, to the extent reasonably practicable and permissible under Applicable Laws and safety and soundness concerns, provide at least thirty (30) days’ prior notice of such change. The Parties shall use the same process and procedures to prepare and approve Finance Materials for products added to the Program after the Program Start Date. Notwithstanding anything to the contrary in this Agreement, no change may be made to the Credit Underwriting Standards unless each such change has been approved by Bank’s board of directors or its designee, in its sole discretion. The Parties acknowledge that each Account Agreement and all other documents referring to the creditor for the Program shall identify the Bank as the creditor under the Account. Company shall ensure that the Finance Materials comply with Applicable Law, except with respect to changes thereto made by Bank without Company’s prior written consent pursuant to Bank’s rights under this paragraph. Except with respect to the Finance Materials, the Marketing Materials, or as otherwise expressly permitted in this Agreement, Company shall not refer to Bank or its participation in the Program without the express written consent of Bank.

7.	Application Processing • Origination Assistance• Servicing and Collections• Third Part Service Provider Compliance.

(a)

As service provider for Bank, Company shall process, in a timely manner, Applications from Applicants who desire to establish Accounts and obtain Loan Proceeds from Bank (including retrieving credit reports on behalf of Bank) to determine whether or not the Applicants meet the eligibility criteria set forth in the Credit Underwriting Standards. Company will only refer Applications to Bank for Applicants that have had their identities verified in accordance with the CIP Program and anti-money laundering criteria (collectively, the “Bank Secrecy Act Policy”), which shall be in an initial form agreed to by Company and Bank. The Bank Secrecy Act Policy may be changed only with the prior written consent of both Parties, which consent shall not be unreasonably withheld, conditioned, denied or delayed; provided, however, that Bank may change the Bank Secrecy Act Policy upon written notice provided to Company but without Company’s prior written consent, to the extent that Bank determines that such change is required by Applicable Laws or necessitated by safety and soundness concerns; provided, further, that Bank shall, to the extent reasonably practicable and permissible under Applicable Laws and safety and soundness concerns, provide at least thirty (30) days’ prior notice of such change. Company shall provide Bank connectivity to Company’s systems to enable Bank to have access to the Company servicing system for the purpose of reviewing those Applications processed by Company on behalf of Bank, including those Applications for which the customer does not meet the eligibility criteria in the Credit Underwriting Standards. Company and Bank shall negotiate in good faith to agree prior to the Program Start Date on an expedited and efficient method, including any related reporting procedures, for Bank to approve Applications determined by the Company to meet the Credit Underwriting Standards and to approve or reject exceptions or ambiguities identified by the Company or Bank in specified Applications. As agent for Bank, Company shall respond to all inquiries from Applicants regarding the application process. The Parties shall agree on mutually acceptable procedures with respect to Company providing: (i) adverse action notices to Applicants with regard to Applications that do not meet Credit Underwriting Standards criteria or are otherwise denied by Bank; and (ii) Account Agreements to Applicants with regard to Applications that are approved by Bank. On Bank’s behalf, and pursuant to procedures mutually agreed to by the Parties, Company shall provide the foregoing services and deliver Applications, Finance Materials, adverse action notices and any other customer communications all at its own cost. Company shall have no discretion to override the Credit Underwriting Standards with respect to any Applications.

(b)

On behalf of Bank, Company shall service and administer the Accounts for as long as Bank owns the Accounts. Such servicing shall include processing requests for Loan Proceeds, preparation and delivering of statements, undertaking collections, providing customer service, crediting Accounts in respect of adjustments, resolving customer disputes, and providing such other services as are ordinary and customary for a servicer of Accounts. Company shall service and administer each Account in accordance with Accepted Servicing Practices for the benefit of Bank and any purchaser from Bank of (in whole or in part) a related Receivable and shall have full power and authority, acting alone or through its designee, to do any and all things in connection with such servicing and administration as limited by Accepted Servicing Practices. All materials, documents, communication forms and templates, policies, and procedures that are used by Company to service and administer the Accounts (“Servicing Materials”) shall be subject to the review and Approval of Bank, such approval not to be unreasonably withheld, conditioned, denied or delayed. The Servicing Materials may be changed by Company, subject to the review and Approval of Bank; provided, however, that Bank may change the Servicing Materials upon written notice provided to Company but without Company’s prior written consent, to the extent that Bank determines that such change is required by Applicable Law or necessitated by safety and soundness concerns; provided, further, that Bank shall, to the extent reasonably practicable and permissible under Applicable Laws and safety and soundness concerns, provide at least thirty (30) days’ prior notice of such change. Company shall perform such servicing in compliance with Applicable Law. Company shall provide to Bank a daily reporting dashboard which shall include but not be limited to loan level data applicable to the Program and any such additional information as Bank may reasonably require on sufficient advance notice to Company to allow Company to provide such information. The costs and expenses associated with pulling credit bureau reports, any ACH charges to a data processor and/or any Federal Reserve Bank, and all servicing costs shall be the responsibility of Company.

(c)

Company shall hold and maintain, as custodian for Bank, all documents of Bank pertaining to the Accounts. At Bank’s request, Company shall provide Bank with immediate access to the originals or copies of such documents in accordance with Bank’s request, and the obligation set forth in this sentence shall survive the expiration or termination of this Agreement, for a period equal to the time that Bank is required by Applicable Law to retain or have access to such documents.

(d)

Company shall ensure that all Third-Party Service Providers engaged by it comply with the obligations set forth in this Agreement, including Applicable Laws, that directly or indirectly relate to the Third-Party Service Providers’ participation in the Program.

8.	Bank Funding of Accounts.

(a)

Company will provide a Daily Originations File to Bank by e-mail or as otherwise mutually agreed on each applicable Business Day no later than 10:00 a.m. Mountain Time for same-day funding and 3:00 p.m. Mountain Time for next-day funding, which statement shall detail the Funding Amount for all Accounts that have not been included in a prior Daily Originations File delivered to Bank. Concurrently with the delivery of the Daily Originations File, Company shall deliver to Bank by e-mail (or any other method as may be agreed to by Company and Bank) a statement that sets forth for each Borrower all information necessary for the transfer of Loan Proceeds to the Persons or accounts designated by the corresponding Borrowers, including depository institution names, routing numbers and account numbers (the “ACH File”).

(b)

For same-day funding, no later than 2:00 p.m. Mountain Time on the same Business Day as Bank receives the Daily Originations File, Bank shall disburse by ACH to each Borrower the Loan Proceeds reflected on the Daily Originations File. For next-day funding, no later than 12:00 a.m. Mountain Time on the next Business Day as Bank receives the Daily Originations file, Bank shall disburse by ACH to each Borrower the Loan Proceeds reflected on the Daily Originations File. If funds are disbursed by ACH, no later than 1:00 p.m. Mountain Time the Business Day after such Accounts are funded, Bank shall notify Company in writing of any ACH disbursements that were not completed. Bank shall include in such notification any relevant information with regards to such incomplete disbursements. Company and Bank shall work together to revise such ACH File, and provided that such revised ACH file is received no later than 12:00 p.m. Mountain Time, Bank shall, on the same Business Day that the revised ACH File is received, disburse by ACH to such Borrower the applicable Loan Proceeds.

(c)

The obligation of Bank to disburse the Funding Amount, as provided in this Section 8, is subject to the satisfaction of the following conditions precedent immediately prior to each disbursement of Loan Proceeds by Bank: (i) the representations and warranties of Company set forth in the Program Documents shall be true and correct in all material respects at the time of or prior to each such disbursement by Bank as though made as of the time Bank disburses such amount; and (ii) the obligations of Company set forth in the Program Documents to be performed prior to each such disbursement by Bank shall have been performed in all material respects prior to each such disbursement; provided, however, that Bank shall be obligated to fund any loan(s) as to which an approval decision was communicated to Borrower prior to the occurrence of an alleged breach by Company of its aforesaid representations, warranties, or obligations.

(d)

If Company, as servicer for Bank, agrees to cancel an advance of Loan Proceeds and refund interest and fees to Borrower at the request of a Borrower, Company shall ensure that the original principal amount of the Loan Proceeds is promptly returned to Bank.

9. Program Threshold Limit.

At any point in time during the Term of the Program, if the aggregate principal balance of Receivables held by Bank (other than Seller Retained Receivables) exceed the then current Program Threshold Limit, at the option of Bank, Bank may increase the Program Threshold Limit or suspend funding of Accounts: until such time as (i) the aggregate principal balance of Receivables held by Bank (other than Seller Retained Receivables) does not exceed the then current Program Threshold Limit or (ii) Bank elects to increase the Program Threshold Limit.

10. Privacy Notices• Information Security • Compliance.

(a)

Company, on behalf of Bank, shall be responsible for providing to Applicants and Borrowers the Bank’s privacy policy notices in the form supplied by Bank without modification. In connection with the Program, Company shall be responsible for maintaining an information security program that is designed, after consulting with and subject to the Approval of Bank, to: (i) ensure the security and confidentiality of Borrower Data held by Company or on behalf of Company and/or Bank; (ii) protect against any anticipated and emergent threats or hazards to security or integrity of such information held by Company or on behalf of Company and/or Bank; (iii) protect against unauthorized access to or use of such information held by Company or on behalf of Company and/or Bank that could result in substantial harm or inconvenience to any Applicant or Borrower; and (iv) ensure the proper disposal of Borrower Data held by Company or on behalf of Company and/or Bank. The information security program shall address information held directly by Company, as well as information held or accessibly by its Affiliates, Relevant Vendors, and any other third parties. Company shall also maintain disaster recovery and business continuity programs and policies that are: (i) at the least consistent with industry standards for the consumer lending industry; (ii) in compliance with all Applicable Laws; and (iii) subject to the Approval of Bank.

(b)

Company will provide a third-party information technology risk assessment consistent with banking industry practices, including Cloud Lending SOC 2 reports, within three (3) months of the Program Start Date, or such other date as identified by Bank, and once every year thereafter, within forty-five (45) days of each anniversary date of the initial third-party report. The assessment shall include and discuss material matters related to the information security program and such other matters as may be requested by Bank from time to time in its reasonable discretion, and shall address issues such as risk assessment, risk management and control decisions, service provider arrangements, results of testing, security breaches or violations and management’s responses, and recommendations for changes. The assessment shall be conducted by a third-party audit firm that is selected and engaged by, and reports to, Bank. The scope of each audit under the assessment shall be determined by Bank and Bank shall receive all draft and fmal reports from the audit firm and shall be included in any meetings or correspondence related to the audit. The auditor shall deliver the final audit report to Bank, and Bank shall provide a copy of the report to Company; provided, however, that Company agrees that it may not share the report of the assessment with any other Person without the consent of Bank, except as required by Applicable Law. Company shall bear the expenses of such assessment; provided, however, that Company’s responsibility for the cost of the audit firm’s report shall not exceed Thirty Thousand Dollars ($30,000) per year. Company shall promptly take action to correct any errors, deficiencies, or recommendations identified in any report or audit, and shall develop, with the Approval of Bank, a schedule for the correction of such errors and deficiencies and implementation of such recommendations.

(c)

In addition, within six (6) months of the Program Start Date, or as otherwise identified by Bank, and once every year thereafter, within sixty (60) days of each anniversary date of the initial third-party review, Company shall engage at Company’s expense, an independent third-party review concerning Company’s compliance with Applicable Law related to the Program, including Company’s compliance obligations under this Agreement, which shall be subject to prior Approval by the Bank of both the third party conducting the review and the scope of review, provided, however, that, if requested by Company, Bank shall jointly engage such third-party with Company (at Company’s expense) if Company determines that such review should be conducted by outside legal counsel on behalf of Company and Bank. Such review shall include but not necessarily be limited to a review of applicable compliance regulations such as the Fair Credit Reporting Act, the Fair and Accurate Credit Transactions Act (FACTA), the Bank Secrecy Act, the USA PATRIOT Act of 2001, the Gramm-Leach-Bliley Act, the Equal Credit Opportunity Act, the Fair Debt Collection Practices Act, the Servicemembers Civil Relief Act, the Truth-in-Lending Act, UDAAP, the Military Lending Act, Regulation Z and a comprehensive review of Company’s Compliance Management System. Upon completion of said review, Company shall provide the Bank a copy of the third party’s report and address any violations of the foregoing as well as management responses and recommendations for changes; provided, however, that Company agrees that it may not share the report with any other Person without the consent of Bank, except as required by Applicable Law. Company agrees to address any violations or recommendations promptly.

(d)

At the reasonable request of Bank, Company shall also engage at Company’s expense, an independent third party for the purposes of reviewing or validating actions taken in response to specific compliance issues or customer remediation related to the Program. Both the independent third party and scope of review shall be subject to the prior Approval of Bank, not to be unreasonably withheld, delayed, conditioned or denied. Upon completion of said review, Company shall provide to Bank a copy of the third party’s report and promptly address any additional violations or recommendations; provided, however, that Company agrees that it may not share the report with any other Person without the consent of Bank, except as required by Applicable Law.

(e)

Company agrees to maintain all Compliance Policies and ensure that such Compliance Policies comply in all respects with Applicable Laws. Company shall review and, as necessary, update the Compliance Policies on at least an annual basis. All Compliance Policies shall be provided to Bank and Bank shall have the right to make changes to these policies to comply with any changes in Applicable Law, requests of a Regulatory Authority or reasonable requests to comply with best practices and changes will be made as mutually agreed upon by the Parties.

Company shall conduct regular transaction and compliance testing of the Program based on a schedule approved by the Bank and Company on a basis that is no less frequent than monthly. Reports of this testing shall be provided to the Bank periodically on a schedule determined by the Bank; provided, however, that Company agrees that it may not share such reports with any other Person without the consent of Bank, except as required by Applicable Law

(g)

Company shall conduct an annual risk assessment of the Program, which shall be used, in part, to determine the appropriate level of testing of the Program. This risk assessment shall consider inherent risk, strength of controls and residual risk in areas concerning both operations, regulatory compliance, Relevant Vendors and any other third parties.

(h)

Company at its own expense, shall complete necessary regulatory compliance training for all associates, as applicable, and on a schedule approved by Bank. Training shall include, but not be limited to training that addresses the areas covered by the Company’s Compliance Policies. Company agrees to use a recognized regulatory compliance platform or have Bank’s prior express Approval of training material. Company also agrees to provide Bank with training reports, on no less than a quarterly basis, which sets forth what training is being conducted, who is subject to such training and a confirmation of which persons have completed the training. Company further agrees that it will determine whether any vendors who are performing material services for the Company that involves interacting with customers or handling customers’ confidential information, or whose compliance with laws concerning privacy, data protection or customer protection must, pursuant to Applicable Law, be subject to the supervision of the Bank or Company as agent of the Bank (“Relevant Vendors”), have adequate regulatory compliance training programs in place. If Company and/or Bank determines, in its reasonable judgment, that the regulatory compliance training programs of any of the Relevant Vendors are not adequate, Company shall provide regulatory compliance training to any such Relevant Vendors.

(i)

Company shall develop and implement a Compliance Management System to provide an internal control process for Company’s business functions and processes, the elements of which Compliance Management System shall include (i) an overall policy statement governing the Compliance Management System; (ii) specific procedures for approvals of additions or changes to the Compliance Management System, including a description of items subject to the Compliance Management System, a process for internal review and approval by Company and its legal counsel, and a process for internal review and Approval by Bank and its legal counsel; and (iii) documentation of Company’s testing process, including testing/review of Company’s website and user acceptance testing; the scope of the Compliance Management System shall include, at a minimum, the Marketing Materials, the Finance Materials, the Compliance Policies, all policy changes, new products, press releases, and the website(s) used by Company. Company shall retain and maintain a qualified Compliance Officer to oversee the Company’s Compliance Management System. The Compliance Officer shall be highly knowledgeable in all areas of regulatory consumer compliance and will meet with and regularly report to Bank. The Company shall also identify a BSA Officer to oversee the Company’s compliance with the Bank Secrecy Act Policy. The Compliance Officer may also serve as the Company’s BSA Officer.

(j)

Company shall provide to Bank the monthly compliance monitoring reports and other reports or information in form and substance reasonably agreeable to Bank. If Company fails to provide to Bank such reports, then within five (5) Business Days of receipt of notice from Bank to Company of such failure, Company shall provide Bank with a letter from Company senior management that explains such failure and the corrective actions to remedy such failure; provided, however, that the provision of such letter shall not restrict or otherwise limit Bank from exercising any right or remedy available to Bank under this Agreement and/or by law

(k)

Company shall compare the names of all Persons applying for an Account and/or Loan Proceeds to the current list of Specially Designated Nationals and Blocked Persons (the “List”) as published by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”). Additionally, Company shall compare the names of all existing Borrowers on Accounts to the List on a monthly basis. Should any names of Borrowers or Applicants match any names on the List, Company shall alert Bank and follow the Compliance Policies to determine if the name match is a valid name match.

(1)

Company represents that its customer identification policy and procedures (the “CIP Program”) to be used by Company as Bank’s servicer hereunder are compliant in all material respects with the USA PATRIOT Act of 2001 and the Bank Secrecy Act, and Company shall utilize the CIP Program to verify the identity of each Person for whom Bank establishes an Account. In conjunction with the CIP Program, Company will implement a system to monitor, identify and report to Bank, at a minimum, any suspicious activity that meets the thresholds for submitting a Suspicious Activity Report (SAR).

(m)

Company, upon request from Bank, shall perform/facilitate necessary record searches in order to comply with FinCEN’s Section 314 (a) Requests, which may include the following: (i) compare the names, addresses, and social security numbers on such government list provided by Bank with the names, addresses, and social security numbers of Borrowers for all Receivables purchased from Bank within the prior twelve (12) months; and (ii) within five (5) Business Days of receipt of such an information request, deliver to Bank a certification of completion of such a records search, which shall indicate whether Company located a name, address, or social security number match and, if so, provide for any such match: the name of the Borrower, the account number identifying the Borrower’s Account, and the Borrower’s social security number, date of birth, address, or other similar identifying information provided by the Borrower. Company shall take all necessary steps to ensure that it appropriately safeguards the information contained in the Section 314(a) Request as Confidential Information. Company shall use such Confidential Information only in connection with the performance of the Section 314(a) Request.

(n)

Company shall (i) develop and maintain policies and procedures (“Red Flags Policy”) to (1) detect relevant red flags that may arise in the performance of Company’s obligations, (2) take appropriate steps to address such red flags and to prevent and mitigate the effect of identity theft, (3) report to Bank on such policies and procedures on a regular basis, and (4) otherwise assist Bank in complying with the provisions of § 605A of the Fair Credit Reporting Act, 15 U.S.C. § 1681c-1, and applicable implementing regulations; (ii) identify a program administrator responsible for the Red Flags Policy; (iii) conduct annual training regarding the Red Flags Policy; and (iv) provide a written report regarding the Red Flags Policy no less frequently than annually, by the date designated by the Bank, which report shall (1) address material matters related to the program, (2) evaluate issues such as the effectiveness of the Red Flags Policy in addressing the risk of identity theft in connection with the opening of covered accounts and with respect to existing covered accounts, (3) identify service provider arrangements, (4) identify significant incidents involving identity theft and management’s response, and (5) provide recommendations for material changes to the Red Flags Policy

11. Bank Controls and Monitorin

(a)

Bank shall have implemented or shall implement such controls as Bank deems reasonably necessary to adequately control, monitor and supervise the operation of Bank’s obligations under the Program, including the funding of each Account (the “Bank Controls”). At the written request of Company, but not more than once annually, Bank shall confirm, in writing, to Company that Bank has implemented the Bank Controls.

(b)	Bank shall manage the Program in good faith, employing at least the same degree of care, skill and attention that Bank devotes to the management of its other programs that are similar to the Program.

(c)

Without limiting the liability of Bank for a breach of any other provision of this Agreement or any other Program Document, the Parties acknowledge and agree that the failure of the Bank to fulfill any of its obligations under this Section 11 shall not be a breach (or deemed a breach) of this Agreement by Bank or otherwise create any liability of Bank to Company, including, without limitation, that Bank shall not be liable to Company for any loss, damage or expense of any kind or nature caused, directly or indirectly, by Bank’s failure to fulfill any of its obligations under this Section 11. Company’s sole and exclusive remedy under this Agreement and/or by law for Bank’s failure to fulfill any of its obligations under this Section 11 shall be Company’s right to terminate this Agreement after providing written notice thereof to the Bank specifying the nature of such failure and Bank’s failure to cure such failure within thirty (30) days of Bank’s receipt of such notice.

12. Program Managers.

Company and Bank shall each designate a principal contact, who has relevant experience in the operation of a consumer purpose finance loan program comparable to the Program, (a “Program Manager”) to facilitate day-to-day operations of the Program and to discuss any day-to-day operational issues that may arise. Each Party may substitute an alternate principal contact from time to time in its discretion. If the Program Managers are unable to resolve any day-to-day operational issues that arise, then the issue will be referred to the executive officers of the Parties who will work together in good faith to resolution. If the Parties are unable to resolve the issue under this Section 12, a Party may, upon the written notice to the other Party, resolve the dispute in accordance with the arbitration provisions of this Agreement. For the avoidance of doubt, the Program Managers shall not have the authority to undertake any changes to the Program or alter the Parties’ duties, obligations, rights, or remedies under this Agreement that would constitute or be deemed to constitute a modification of and/or amendment to this Agreement. Notwithstanding the foregoing, this Section 12 shall not alter, restrict or otherwise limit the Parties’ duties, obligations, rights, and remedies under the other terms of this Agreement and/or Applicable Law.

13. Borrower Disputes.

(a)

Company shall ensure that all refunds or adjustments under an Account, including any disputes initiated through a Third Party Service Provider, shall be disbursed or debited for the benefit of Bank or, as applicable, any subsequent owner and holder of the related Account at the time of the refund or adjustment within three (3) Business Days after the refund or adjustment is made.

(b)	Company shall ensure that all adjustments and/or credits agreed upon by the Company for resolving a Borrower dispute under an Account shall promptly be communicated to Bank.

Company, at its sole cost and expense, shall be responsible for providing and administering the financial settlement of all disputes.

14. Representations and Warranties.

(a)	Bank hereby represents and warrants to Company as of the Effective Date and Program Start Date that:

(i)

Bank is an FDIC-insured state-chartered Utah industrial bank that has the authority to accept insured deposits from affiliated and non-affiliated Persons, and is an FDIC-insured state-chartered depository institution for the purposes of section 521 of the Depository Institutions Deregulation and Monetary Control Act of 1980, 12 U.S.C. § 1831 (d), and has the full power and authority to make the extensions of credit contemplated by this Agreement to Borrowers in all States, and is duly organized, and validly existing under the laws of Utah and has full corporate power and authority to execute, deliver and perform its obligations under this Agreement; the execution, delivery and performance of this Agreement have been duly authorized, and are not in conflict with and do not violate the terms of the charter or by-laws of Bank and will not result in a breach of or constitute a default under, or require any consent under, any indenture, loan or agreement to which Bank is a party;

(ii)

All approvals, authorizations, consents, and other actions by, notices to, and filings with, any Person or Regulatory Authority that may be required in connection with the execution, delivery, and performance of this Agreement by Bank, have been obtained (other than those required to be made to or received from Borrowers and Applicants);

(iii)

This Agreement constitutes a legal, valid, and binding obligation of Bank, enforceable against Bank in accordance with its terms, except (A) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or other similar laws now or hereafter in effect, including the rights and obligations of receivers and conservators under 12 U.S.C. §§ 1821(d) and (e), which may affect the enforcement of creditors rights in general; and (B) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);

(iv)

There are no proceedings or investigations pending or, to the knowledge of Bank, threatened against Bank (A) asserting the invalidity of this Agreement; (B) seeking to prevent the consummation of any of the transactions contemplated pursuant to this Agreement; (C) seeking any determination or ruling that, in the reasonable judgment of Bank, would materially and adversely affect the performance by Bank of its obligations under this Agreement; (D) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement; or (E) would have a materially adverse financial effect on Bank or its operations if resolved adversely to it.

(v)	Bank is well-capitalized according to capital adequacy standards of the FDIC and is not Insolvent; and

(vi)

The performance of this Agreement by Bank does not violate Applicable Law, provided, however, that Bank makes no representation or warranty regarding compliance with Applicable Law relating to consumer protection, consumer lending, usury, loan collections, anti-money-laundering, privacy, or any obligations of Company performed or to be performed by Company on its own behalf or on behalf of Bank.

(b)	Company hereby represents and warrants, and covenants to Bank as of the Effective Date, the Program Start Date, and on each Funding Date that:

(i)

Company is a limited liability company, duly organized and validly existing in good standing under the laws of the State of Delaware, and has full power and authority to execute, deliver, and perform its obligations under this Agreement; the execution, delivery, and performance of this Agreement have been duly authorized, and are not in conflict with and do not violate the terms of the organizational documents of Company and will not result in a breach of or constitute a default under or require any consent under any indenture, loan, or agreement to which Company is a party;

(ii)

All approvals, authorizations, licenses, registrations, consents, and other actions by, notices to, and filings with any Person required to be obtained for the execution, delivery, and performance of this Agreement by Company, have been or will be obtained prior to the Program Start Date;

(iii)

This Agreement constitutes a legal, valid, and binding obligation of Company, enforceable against Company in accordance with its terms, except (A) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect, which may affect the enforcement of creditors’ rights in general; and (B) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);

(iv)

There are no proceedings or investigations pending or, to the knowledge of Company, threatened against Company: (A) asserting the invalidity of this Agreement; (B) seeking to prevent the consummation of any of the transactions contemplated pursuant to this Agreement; (C) seeking any determination or ruling that, in the reasonable judgment of Company, would materially and adversely affect the performance by Company of its obligations under this Agreement; (D) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement; or (E) would have a materially adverse financial effect on Company or its operations if resolved adversely to it;

(v)	Company is not Insolvent; and

(vi)

The execution, delivery and performance of this Agreement by Company, the Finance Materials, the Marketing Materials and marketing and promotional activities, and the Servicing Materials and servicing activities, do not violate Applicable Law provided, however, that Company makes no representation or warranty regarding compliance with Applicable Law relating to Company’s performance in strict accordance with any of the foregoing categories of materials or services if: Bank revised such materials or services to comply with changes in Applicable Law without notifying Company of the revisions.

(c)	Company hereby represents and warrants to Bank as of each Funding Date that:

(i)

For each related Account: (A) to the best of Company’s knowledge, all information in the related Application is true and correct; (B) all disclosures required under the Program to be delivered to the applicable Applicant and Borrower have been delivered in compliance with Applicable Law; (C) assuming the due authorization, execution and delivery thereof by the applicable Borrower, the Account Agreement and any other Account documents are genuine and legally binding and enforceable, conform to the requirements of the Program and were prepared in conformity with the Compliance Policies and Applicable Law; (D) Company has done nothing that would be reasonably expected to impair the Bank’s ability or authority to sell the Account and/or Receivable; and (E) Company has done nothing that would be reasonably expected to impair Bank’s sole ownership of the Account and/or Receivable;

(ii)

For each Account: (A) the Company’s services with respect to such Account were performed in compliance with the Credit Underwriting Standards; (B) Company used the form of Application (as amended from time to time in accordance with Section 6); and (C) such Account is evidenced by an Account Agreement that is in the form approved in accordance with Section 6;

(iii)

Each Borrower listed on a Daily Originations File is eligible for an Account and related Loan Proceeds under the Credit Underwriting Standards; or has otherwise been approved for an Account by the Bank;

(iv)	The information on each Daily Originations File is true and correct in all material respects; and

(v)	Company is in compliance with all obligations and agreements under the Program Documents.

15.	Other Relationships with Borrowers.

(a)

With respect to the promotion and sale and delivery of products or services outside of the scope of this Agreement, subject to Applicable Law and compliance with the Program privacy policy and notices and pursuant to the terms of this Agreement, Company shall have the right, and subject to providing notice to Bank, at its own expense, to use Borrower Data and solicit Applicants and Borrowers for any products or services from Company and parties other than Bank, but not in the name of Bank, by any means and using Company materials, including through inserts to billing statements on Accounts (whether in paper or electronic form) and through messages on such statements and to retain any related fees or revenue associated therewith; provided, however, that, to the extent such promotions are included in any Account billing statements, Bank shall have appropriate space on the Account billing statement and in the statement envelope to provide information on matters required by Applicable Law. Bank shall use all information relating to Applicants and Borrowers for the exclusive purpose of fulfilling its obligations under this Agreement or as required by Applicable Law or Regulatory Authority. Notwithstanding the foregoing, Bank or agents of Bank shall not be precluded from soliciting the general public for the sale of any products or services by media, including but not limited to newspaper, radio, television which are not specifically directed toward Borrowers.

(b)	The terms of this Section 15 shall survive the expiration or earlier termination of this Agreement.

16.	Indemnification.

(a)

Bank agrees to indemnify, defend and hold harmless Company and its Affiliates, and the officers, directors, members, employees, representatives, shareholders and agents of such entities (the “Company Indemnified Parties”) from and against any and all claims, actions, liability, judgments, damages, costs and expenses, including reasonable attorney’s fees (“Losses”), that may arise from (i) the gross negligence or willful misconduct of the Bank or its agents or representatives (other than Company and/or those acting by, through, or on behalf of Company) with respect to Bank’s performance of its obligations under this Agreement; (ii) the Bank’s, or its agents’ or representatives (other than Company and/or those acting by, through, or on behalf of Company) breach of any of the Bank’s covenants, obligations, representations, warranties or undertakings under the Program Documents (other than any breach resulting from Company’s failure to perform or performance of Company’s obligations under the Program Documents); or (iii) the Bank’s, or its agents or representatives (other than Company and/or those acting by, through, or on behalf of Company), violation of any Applicable Law (other than any violation of Applicable Law resulting from the activities of Company, or the failure of Company to perform its obligations under the Program Documents).

( )

Company agrees to indemnify, defend and hold harmless Bank and its Affiliates, and the officers, directors, members, employees, representatives, shareholders and agents of such entities (the “Bank Indemnified Parties”) from and against any and all Losses, that may arise from (i) the gross negligence or willful misconduct of Company, or its agents or representatives with respect to Company’s performance of its obligations under this Agreement; (ii) breach by Company, or its agents or representatives, of any of Company’s covenants, obligations, representations, warranties or undertakings under the Program Documents; (iii) a violation by Company, or its agents or representatives, of any Applicable Law; or (iv) the negligence, recklessness or willful misconduct (including acts and omissions) relating to the Program by any Third Party Service Provider engaged by Company, any of such Third Party Service Provider’s Affiliates, or any director, officer, employee or agent of any of them; and/or (v) claims raised by a Third Party regarding Bank’s participation in the Program as contemplated by the Program Documents, except in each case to the extent that such Losses are indemnifiable by Bank under Section 16(a)(i) - (iii) above. For the avoidance of doubt, nothing in this Section 16(b) shall be construed as an assumption by Company of any Borrower’s obligation of payment or performance under an Account and Company shall not have any liability to Bank under this Section 16(b) for any Borrower’s failure to make any payment under any Account’ provided that such Account otherwise complies in all respects with the terms and conditions of this Agreement.

(b)

Company Indemnified Parties and the Bank Indemnified Parties are sometimes referred to herein as the “Indemnified Parties,” and Company or Bank, as an indemnitor hereunder, is sometimes referred to herein as the “Indemnifying Party.”

(d)

Any Indemnified Party seeking indemnification hereunder shall promptly notify the Indemnifying Party, in writing, of any notice of the assertion by any third party of any claim or of the commencement by any third party of any legal or regulatory proceeding, arbitration or action, or if the Indemnified Party determines the assertion of any such claim or the commencement by any third party of any such legal or regulatory proceeding, arbitration or action is reasonably likely, whether or not the same shall have been asserted or initiated, in any case with respect to which the Indemnifying Party is or may be obligated to provide indemnification (an “Indemnifiable Claim”) specifying in reasonable detail the nature of the claim, and if known, the amount, or an estimate of the amount, of the Losses, provided, that failure to promptly give such notice shall only limit the liability of the Indemnifying Party to the extent of the actual prejudice, if any, suffered by such Indemnifying Party as a result of such failure. The Indemnified Party shall provide to the Indemnifying Party as promptly as practicable thereafter information and documentation reasonably requested by the Indemnifying Party to defend against the Indemnifiable Claim.

(e)

The Indemnifying Party shall have twenty (20) days after receipt of any notification of an Indemnifiable Claim (a “Claim Notice”) to undertake, conduct and control, through counsel of its own choosing, and its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith if such cooperation is so requested and the request is reasonable. If the Indemnifying Party assumes responsibility for the settlement or defense of any such claim, (i) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party; provided that the fees and expenses of the Indemnified Party’s counsel shall not be borne by the Indemnifying Party; and (ii) the Indemnifying Party may, upon prior written notice to and consultation with, the Indemnified Party, compromise or enter into a settlement agreement that involves solely the payment of money by the Indemnifying Party, if such settlement includes a complete, unconditional, irrevocable release of the Indemnified Party; provided however, if the Indemnifying Party requests the Indemnified Party to accept a financial settlement or financial compromise offered by the Person asserting the Indemnifiable Claim as the primary aspect of any such settlement with respect to any Indemnifiable Claim (assuming that no part of the settlement or compromise involves a material change in the Indemnified Party’s methods of doing business or otherwise materially restricts any of its respective future conduct or includes an admission of criminal culpability) and the Indemnified Party withholds it consent thereto, the obligation of the Indemnifying Party to the Indemnified Party under this Section 16 with respect to such Indemnifiable Claim shall not thereafter exceed the aggregate amount that the Indemnifying Party would have paid hereunder in connection with such settlement or compromise (including reimbursable expenses to the date thereof).

(f)

Notwithstanding the foregoing, the Indemnifying Party shall not have the right to control the defense of any such Indemnifiable Claim if: (i) the Indemnifying Party fails to assume the defense of such Indemnifiable Claim or acknowledge in writing that it will assume the defense of such Indemnifiable Claim within twenty (20) days of receipt of the applicable Claim Notice or thereafter fails to contest such Indemnifiable Claim; (ii) the Indemnified Party reasonably determines (at any time while the Indemnifiable Claim is pending) based upon advice of counsel that there are issues which could raise possible conflicts of interest between the Indemnifying Party and the Indemnified Party or that the Indemnified Party has claims or defenses that are separate from or in addition to the claim or defenses of the Indemnifying Party; (iii) such Indemnifiable Claims seeks an injunction, cease and desist order, or other equitable relief against the Indemnified Party that could reasonably be expected to materially adversely affect the ongoing business of the Indemnified Party, other than the Program; or (iv) such Indemnifiable Claim arises out of or is related to any investigation or proceeding of a Regulatory Authority having jurisdiction over the Indemnified Party. In each such case described in clauses (i) — (iv) above, the Indemnified Party shall have the right to control the defense of the Indemnifiable Claim and retain its own counsel, which counsel is approved by the Indemnified Party, such approval not to be unreasonably withheld, conditioned, delayed or denied, and the Indemnifying Party shall pay the reasonable cost of such defense, including reasonable attorneys’ fees and expenses of one law firm, and shall be entitled to participate in the defense of such claim, on a non-controlling basis, at its expense with counsel of its own choosing. In such event, the Indemnified Party may, upon the prior written consent of the Indemnifying Party, not to be unreasonably withheld, conditioned, delayed or denied, compromise or enter into a settlement agreement that involves solely the payment of money by the Indemnifying Party, if such settlement includes a complete, unconditional, irrevocable release of the Indemnifying Party. No action taken by the Indemnified Party pursuant to this paragraph (f) shall deprive the Indemnified Party of its rights to indemnification pursuant to this Section 16.

(g)

After (i) any final judgment or award shall have been rendered by a governmental authority and the time in which to appeal therefrom has expired; (ii) a settlement shall have been consummated; or (iii) the Indemnified Party and the Indemnifying Party shall arrive at a mutually binding agreement with respect to any matter for which the Indemnified Party seeks indemnification from the Indemnifying Party hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by it with respect to such matter and the Indemnifying Party shall pay all of the sums so owing to the Indemnified Party by wire transfer, certified or bank cashier’s check within ten (10) Business Days after the date of such notice; provided that in the event the Indemnifying Party does not make such payment by such date, the sums due and owing to the Indemnified Party shall include interest thereon, computed at a rate per annum equal to the Prime Rate from the date (and applying the Prime Rate as of such date) on which the Indemnified Party delivered the applicable notice to the Indemnifying Party and to the date of payment.

(h)

In the event any Indemnified Party should have a claim against any Indemnifying Party that does not involve a third party Indemnifiable Claim, the Indemnified Party shall deliver a notice of such claim to the Indemnifying Party, setting forth in reasonable detail the identity, nature and estimated amount of Losses related to such claim or claims, with reasonable promptness and in any event prior to the expiration of the Indemnifying Party’s indemnification obligation hereunder. If the Indemnifying Party notifies the Indemnified Party that Indemnifying Party disputes the claim described in such notice, the Indemnifying Party and Indemnified Party will proceed in good faith to negotiate a resolution of such dispute for a period of at least thirty (30) days. If the Indemnifying Party disputes its liability to the Indemnified Party for the amount of the claim described in such notice and all or any part of such amount is subsequently determined in any settlement or final resolution to be owed to the Indemnified Party, the Indemnifying Party shall promptly, upon such settlement or resolution, pay such amount, together with interest thereon, computed at a rate per annum equal to the Prime Rate from the date (and applying the Prime Rate as of such date) on which the claim was finally settled or resolved to the date of payment.

(i)

Except with respect to the right of either Party to seek injunctive or other equitable relief, the foregoing indemnification provisions shall be the sole and exclusive remedies of each Party and their respective Affiliates and their respective officers, directors, employees, stockholders and representatives for Losses.

(j)

Any Losses under this Section 16 shall be determined after giving effect to any actual cash payments, setoffs or recoupment of any payments in each case actually received, realized or retained by an Indemnified Party as a result of any event giving rise to a claim for such indemnification. There shall be no duplication of Losses indemnified by a Party under the Program Documents.

(k)	The terms of this section shall survive the expiration or earlier termination of this Agreement.

17.	Term and Termination.

(a)

This Agreement shall have an initial term of five (5) years from the Program Start Date (the “Initial Term”). This Agreement shall renew automatically for subsequent one-year terms (each, a “Renewal Term”) at the conclusion of the Initial Term and any Renewal Term, unless either Party provides notice of non-renewal to the other Party at least one hundred eighty (180) days prior to the end of the Initial Term or any Renewal Term or this Agreement is earlier terminated in accordance with this Section 17 or Sections 34 and 35.

(b)	A Party shall have the right to terminate this Agreement immediately upon written notice to the other Party in any of the following circumstances:

(i)

any representation or warranty made by the other Party in this Agreement shall prove to have been incorrect in any material respect when made and shall not have been corrected within thirty (30) days after written notice thereof has been given to such other Party;

(ii)

the other Party shall default in the performance of any material obligation or undertaking under this Agreement and such default shall continue for thirty (30) days after written notice thereof has been given to such other Party;

(iii)

any audit of the compliance program of Company provides evidence of the failure of Company to comply with Applicable Law or maintain a compliance program reasonably acceptable to Bank as required under this Agreement and such failure is not corrected within sixty (60) days of such audit being furnished to the Company;

(iv)

notification from any Regulatory Agency with supervisory authority over Bank that Bank is required to terminate the Program or this Agreement by a specified date. Bank shall provide as much advance notice to Company as permitted of the effective date of any such Regulatory Agency action;

(v)	termination of the Receivables Sale Agreement in accordance with its terms and the expiration of any applicable notice period set forth in the Receivables Sale Agreement;

(vi)

Company defaults under any financial covenant contained in Company’s credit facility and such default shall not have been corrected within thirty (30) days after written notice has been given to Company.

(vii)

the other Party commences a voluntary case or other proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy insolvency, receivership, conservatorship, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official or to any involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(viii)

an involuntary case, or other relief with respect to it or its debts under any bankruptcy, insolvency, receivership, conservatorship, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official of it or any substantial part of its property; or an order for relief shall be entered against a Party under the Federal bankruptcy laws as now or hereafter in effect; or

(ix)

one or more Persons that is not a current owner or Affiliate thereof becomes the beneficial or record owner of at least 51% of the equity interest in the other Party without prior written notice to the Bank; or

(x)

there is a materially adverse change in the financial condition of Company or Bank is not “adequately capitalized” (as defined by the FDIC in 12 C.F.R. § 325.103(a)(2) and as demonstrated in the Bank’s periodic Call Reports) and the ability to perform its obligations under and in accordance with this Agreement is drawn into question on a reasonable basis.

(c)

Bank shall have the right to terminate this Agreement immediately if: (i) Bank incurs any Losses and is not able to obtain indemnification for such Losses under this Agreement due to the application of Applicable Laws that limit or restrict Bank’s ability to seek such indemnification, or if Bank if precluded by a Regulatory Authority from seeking such indemnification; or (ii) the Guaranty is not in effect.

(d)

Company may terminate this Agreement after a two (2) Business Day cure period if (i) Bank defaults on its obligations set forth in Section 5 of this Agreement or (ii) the Program Start Date does not occur within one hundred eighty (180) days after the Effective Date.

(e)	Bank shall not approve any new Applications under the Program after termination of this Agreement.

(0	Bank shall not establish any new Accounts under the Program after termination of this Agreement other than as contemplated by subsection 17(i) below.

(g)

The Parties hereby agree that termination of this Agreement shall automatically terminate the Receivables Sale Agreement, subject only to the purchase by the purchaser thereunder of any remaining Receivables created prior to the date of termination or in accordance with subsection 17(i) below.

(h)

The termination of this Agreement shall not discharge either Party from any obligation incurred prior to such termination; provided, however, that any monthly fees due under this Agreement from Company to Bank shall not be due if termination is due to the default of Bank or required by a Regulatory Authority, Applicable Law or due to the insolvency or receivership of Bank. For the avoidance of doubt, the termination of this Agreement shall not discharge Bank from its obligation to disburse the Loan Proceeds for any Application that it approved prior to such termination, unless such disbursement would violate Applicable Law.

(i)	The Parties agree to negotiate in good faith the terms and arrangements for the wind-down of the Program after termination of this Agreement.

18.	Confidentiality.

(a)

Each Party agrees that Confidential Information of the other Party shall be used by each Party solely in the performance of its obligations pursuant to the Program Documents. Except as required by Applicable Law, a Regulatory Authority or legal process, neither Party (the “Restricted Party”) shall disclose Confidential Information of the other Party to third parties; provided, however, that the Restricted Party may disclose Confidential Information of the other Party (i) to its Affiliates and agents or representatives for the sole purpose of fulfilling such Party’s obligations under this Agreement (as long as such Party appropriately restricts any further disclosure by its Affiliates, agents or representatives), provided that in all events, the Restricted Party shall be responsible for any breach of the confidentiality obligations hereunder by any of its Affiliates, agents (other than Company as agent for Bank), and representatives; (ii) to any Party’s auditors, accountants and other professional advisors; or (iii) to any lender to or investor in such Party or its Affiliates (the Person’s described in clauses (i)-(iii), the “Representatives”), or in connection with enforcement of this Agreement The Restricted Party shall ensure that its Representatives comply with the obligations of the Restricted Party pursuant to this Section 18 and shall be responsible for any failure of its Representatives to comply. Confidential Information shall not include information that:

(i)	is generally available to the public;

(ii)	has become publicly known, not due to the fault of the Restricted Party subsequent to the Restricted Party acquiring the information;

(iii)	was otherwise known by, or available to, the Restricted Party prior to entering into this Agreement; or

(iv)

becomes available to the Restricted Party on a non-confidential basis from a Person, other than a Party to this Agreement who is not known by the Restricted Party to be bound by a confidentiality obligation with or to the non-Restricted Party or otherwise prohibited from transmitting the information to the Restricted Party.

(b)

Upon the termination of this Agreement, each Party, upon written request of the other Party, shall within thirty (30) days, destroy or return to the other Party all Confidential Information of the other Party in its possession that is in written form (other than Borrower Data), including by way of example, but not limited to, reports, plans, and manuals; provided, however, that each Party may maintain in its possession all such Confidential Information of the other Party required to be maintained under Applicable Law relating to the retention of records for the period of time required thereunder and in accordance with the bona fide document retention policies of such Party. Notwithstanding the return or destruction of the Confidential Information, the Parties shall continue to be bound by their obligations of confidentiality hereunder.

(c)

Each Party shall require its subcontractors and Relevant Vendors having access to Confidential Information of the other Party to agree in writing to maintain the confidentiality of such information prior to disclosure of any such Confidential Information to such subcontractors. Such Party shall keep and maintain such protective agreements and shall promptly provide the other Party with copies thereof upon request.

(d)

In the event that a Restricted Party is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information of the other Party, the Restricted Party, if permitted, will provide the other Party with prompt notice of such request(s) so that the other Party may seek an appropriate protective order or other appropriate remedy. In the event that the other Party does not seek such a protective order or other remedy, or such protective order or other remedy is not obtained, the Restricted Party may furnish that portion (and only that portion) of the Confidential Information of the other Party which the Restricted Party is legally compelled to disclose and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded any Confidential Information so furnished.

(e)	Notwithstanding anything to the contrary herein, no limitation is imposed with respect to any disclosure of the tax treatment or tax structure of the transactions contemplated hereby.

(f)

The terms of this Section 18 shall supersede and replace any other agreements between the Parties pertaining to confidentiality; and, they shall survive the expiration or earlier termination of this Agreement.

19.	Proprietary Materials.

The Bank hereby grants Company an exclusive, royalty-free right and license during the Term of this Agreement and during any wind-down period to use and reproduce the Bank’s name, logo, registered and unregistered Trademarks and service marks (`Bank’s Proprietary Material”) on all Program Materials in connection with the Company’s activities under this Agreement; provided, however, that (a) Bank has approved all documents containing Bank’s Proprietary Material pursuant to Section 4 or 6, and (b) Company acknowledges that, except as specifically provided in this Agreement, it will acquire no interest in Bank’s Proprietary Material. If Bank proposes to make any changes to the Bank’s Proprietary Material being used by Company, Bank shall give Company sufficient advance written notice of any such change so as to enable Company to make changes to relevant Program Materials without undue cost or disruption to the Program. Upon termination of this Agreement and any wind-down period, Company will cease, and cause its subcontractors and Relevant Vendors to cease, using Bank’s Proprietary Material. Bank hereby agrees that Company’s name, logo, registered and unregistered Trademarks and service marks, and any business processes, methods or underwriting algorithms or other intellectual property developed, established or otherwise created by or for the benefit of Company under this Agreement or in performance of the Program, including, without limitation, Company’s Confidential Information (collectively, “Company’s Proprietary Material”) shall be the sole and exclusive property of Company, and Bank shall have no rights or interest in Company’s Proprietary Material. During the Term of this Agreement and any wind-down period, Bank may use Company’s Proprietary Material as agreed by Company in writing at its sole discretion. Upon termination of this Agreement and any wind-down period, Bank will cease using Company’s Proprietary Material. This Section shall survive the expiration or earlier termination of this Agreement.

20.	Relationship of Parties.

The Parties agree that in performing their responsibilities pursuant to this Agreement, they are in the position of independent contractors. This Agreement is not intended to create, nor does it create and shall not be construed to create, a relationship of partnership or joint venture or any association for profit between Bank and Company.

21.	Expenses.

(a)	Except as set forth in this Agreement, each Party shall bear the costs and expenses of performing its obligations under this Agreement.

(b)	Upon execution of this Agreement, Company shall pay Bank a nonrefundable program implementation fee of [***], which Company agrees shall be fully earned by Bank upon payment.

(c)

Company shall pay all wire transfer and ACH costs for transfers by Bank under the Program. Subject to the terms of this Agreement, Company shall reimburse Bank for all reasonable third-party fees incurred by Bank in connection with Bank’s performance of this Agreement.

(d)	Company shall pay all costs of obtaining credit reports of Applicants and delivering adverse action notices.

(e)

Each Party shall be responsible for payment of any federal, state, or local taxes or assessments associated with the performance of its obligations under this Agreement and for compliance with all filing, registration and other requirements with regard thereto.

(f)	Company or its designee shall reimburse Bank for costs mutually agreed by Bank and Company associated with Bank’s assignment to Company or its designee of Accounts.

(g)

Company shall be responsible for all of Bank’s reasonable out-of-pocket legal fees directly related to the Program and incurred after the Program Start Date, including Bank’s attorneys’ fees and expenses in connection with the preparation, negotiation, execution, and delivery of any amendment, modification, administration. collection and enforcement of the Program Documents; any modification of the Finance Materials or other documents or disclosures related to the Program; or any dispute or litigation arising out of or related to the Program. Notwithstanding the foregoing in this Section 21(g), Company’s responsibility for the cost of Bank’s out-of-pocket legal fees directly related to the Program shall not exceed [***] per year; provided, however, that the foregoing $[***] cap shall not apply to Bank’s reasonable out-of-pocket legal fees arising from, related to, or in connection with: (1) Company’s (and/or those acting by, through, or on behalf of Company) breach of any of covenant, obligation, representation, warranty or undertaking under this Agreement; and/or (2) Company’s indemnification obligations in Section 16 of this Agreement.

(h)

Subject to the terms of this Agreement, Company shall be responsible for (i) all of Bank’s reasonable out-of-pocket costs and expenses for any other third-party professional services related to the Program, including the services of any third-party compliance specialists in connection with Bank’s preparation of policies and procedures and Bank’s review of the Program; and (ii) an annual compliance audit of the Program, and such other audits as may be requested by Bank from time to time in its reasonable discretion, in each case to be conducted by a third-party audit firm that is selected by and reports to Bank. Bank shall invoice Company for such fees provided, however, with respect to the annual compliance audit described in item (ii), Company’s responsibility for the cost of the audit firm’s report shall not exceed [***] per year. Company shall pay such invoice within thirty (30) days of receipt of such invoice.

(i)

All fees payable pursuant to this Section 21 may be paid by wire, ACH, or check, as determined by the Company, but shall be paid pursuant to the wire, ACH, or check information provided in the Bank’s invoice.

22.	Examination.

Each Party agrees to submit to any examination that may be required by a Regulatory Authority having jurisdiction over the other Party, during regular business hours and upon reasonable prior notice, and to otherwise provide reasonable cooperation to the other Party in responding to such Regulatory Authorities inquiries and requests relating to the Program. Further, each Party shall use commercially reasonable efforts to cause its subcontractors and Relevant Vendors that perform services under this Agreement to comply with the requirements of this Section and to comply with reasonable requests of a Party which are intended to allow such Party to satisfy its regulatory requirements.

23.	Inspection.

Solely for purposes of establishing compliance with the terms of this Agreement, each Party, upon reasonable prior notice from the other Party, agrees to submit, no more than five (5) times per each year of the Term, to an inspection of its books, records, accounts, and facilities, including account level transaction testing, directly related to the Program, during regular business hours subject to third party contractual obligations and to the duty of confidentiality each of the Parties owes to its customers and confidentiality requirements under Applicable Law. Company agrees to pay Bank’s reasonable travel expenses in conducting Bank’s inspection.

24.	Governing Law.

Except as preempted or controlled by federal law, this Agreement shall be interpreted and construed in accordance with the laws of the State of Utah, without giving effect to the rules, policies, or principles thereof with respect to conflicts of laws.

25.	Severability.

Any provision of this Agreement which is deemed invalid, illegal, or unenforceable in any jurisdiction, shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining portions hereof in such jurisdiction or rendering such provision or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

26.	Assignment.

This Agreement and the rights and obligations created under it shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns. Neither Party shall be entitled to assign or transfer any interest under this Agreement or the Guaranty without the prior written consent of the other Party, not to be unreasonably withheld, conditioned, denied or delayed, except that (a) the Accounts and/or Receivables may be assigned to purchasers or assignees of such Accounts and/or Receivables; (b) either Party may, without the prior written consent of the other Party, assign this Agreement or Guaranty to any subsidiary or Affiliate if such assignment is the result of an internal corporate reorganization and the assignee has sufficient legal authority, and financial, managerial and operational capacity to perform the assignor’s obligations hereunder; or (c) Company may, without prior written consent of the Bank, assign the Agreement or Guaranty to a successor or future parent company or corporation provided such entity has sufficient legal authority, and financial, managerial and operational capacity to perform assignor’s obligations hereunder.

27.	No Third-Part Beneficiaries.

Except as provided herein, nothing contained herein shall be construed as creating a third-party beneficiary relationship between either Party and any other Person.

28.	Third Part Service Providers.

Company may use Third Party Service Providers (including Relevant Vendors) in the performance of its obligations in accordance with the terms of this Agreement, with the prior Approval of Bank, not to be unreasonably withheld, conditioned, delayed or denied. Company agrees to be fully responsible for the acts and omissions of all Third-Party Service Providers, including the Third-Party Service Providers’ compliance with the terms of this Agreement and all Applicable Law. Company agrees to perform reasonable due diligence and ongoing oversight of all Third-Party Service Providers consistent with Applicable Law and FDIC guidelines, including periodic risk assessments and tracking of complaints, and Company shall share the results of any such assessments of its Third-Party Service Providers with Bank. Company also agrees to provide evidence of due diligence, ongoing oversight and critical contract terms reasonably requested by the Bank on any third-party entity directly related to the Program. A listing of all Third-Party Service Providers used by Company in connection with the Program is provided in Exhibit C and are hereby approved for use by Company. In addition to Company’s obligations in this Section 28, on no less than an annual basis, Company shall submit a list of all Third-Party Service Providers related to the Program. In addition to any other rights or remedies available to Bank under this Agreement or by law, Bank may notify Company of any unacceptable service level issues with respect to any Third Party Service Providers, and Company shall use reasonable efforts to promptly correct any such issues or find a reasonable replacement for such Third Party Service Providers. Company shall use commercially reasonable efforts to cause its Third-Party Service Providers to give the Bank and any Bank Regulatory Authority the right to audit, inspect and review such Third-Party Service Providers’ facilities, personnel, files and records related to the Program.

29.	Notices.

All notices and other communications that are required or may be given in connection with this Agreement shall be in writing and shall be deemed received when (i) delivered by hand; (ii) on the day shown on the delivery receipt, if transmitted by national overnight courier service or registered first-class mail postage prepaid, return receipt requested at following address, or such other address as either Party shall specify in a notice to the other:

Bank:	President & CEO
First Electronic Bank
2150 South 1300 East, Ste. 400
Salt Lake City, Utah 84106
E-mail Address:
[***]
Telephone: (801) 572-4004

With a copy to:	Legal Department
First Electronic Bank
2150 South 1300 East, Ste. 400
Salt Lake City, Utah 84106
E-mail Address: [***]
Telephone: (801) 572-4004

To Company:	Opportunity Financial, LLC
130 East Randolph Street, Suite 3400
Chicago, IL 60601
Attention: Chief Executive Officer
E-mail Address: [***]
Telephone: (312) 212-8079

With a copy to:	DLA Piper LLP (US)
(which shall not	200 S. Biscayne Boulevard, Suite 2500
constitute notice)	Miami, FL 33131
Attention: Joshua M. Samek, Esq.
E-mail Address: Joshua.samek@dlapiper.com
Telephone: 305-702-8880

30.	Amendment and Waiver.

This Agreement may be amended only by a written instrument signed by each of the Parties. The failure of a Party to require the performance of any term of this Agreement or the waiver by a Party of any default under this Agreement shall not prevent a subsequent enforcement of such term and shall not be deemed a waiver of any subsequent breach. All waivers must be in writing and signed by the Party against whom the waiver is to be enforced.

31.	Entire Agreement.

The Program Documents, including exhibits, constitute the entire agreement between the Parties with respect to the subject matter thereof, and supersede any prior or contemporaneous negotiations or oral or written agreements with regard to the same subject matter including the Summary of Proposed Terms and Conditions. PURSUANT TO UTAH CODE SECTION 25-5-4, THE PARTIES ARE NOTIFIED THAT THIS AGREEMENT IS A FINAL EXPRESSION OF THE AGREEMENT BETWEEN BANK AND COMPANY AND THIS AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY ALLEGED ORAL AGREEMENT.

32.	Counterparts.

This Agreement may be executed and delivered by the Parties in any number of counterparts, and by different Parties on separate counterparts, each of which counterpart shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

33.	Interpretation.

The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibit hereto, and the same shall be construed neither for nor against either Party, but shall be given a reasonable interpretation in accordance with the plain meaning of its terms and the intent of the Parties.

34.	Agreement Subject to Applicable Law.

If (a) either Party has been advised by legal counsel of a change in Applicable Law or any judicial decision of a court having jurisdiction over such Party or any interpretation of a Regulatory Authority that, in the view of such legal counsel would have a materially adverse effect on the rights or obligations of such Party under this Agreement, (b) either Party shall receive a written request of any Regulatory Authority having jurisdiction over such Party, including any letter or directive of any kind from any such Regulatory Authority, that prohibits or restricts such Party from carrying out its obligations under this Agreement, or (c) either Party has been advised by legal counsel that there is a material risk that such Party’s or the other Party’s continued performance under this Agreement would violate Applicable Law, then, in each case subject to the Parties’ taking sufficient steps to maintain the attorney-client privilege of the advice contemplated by the foregoing clauses (i) and (iii), the Parties shall meet and consider in good faith any modifications, changes or additions to the Program or the Program Documents that may be necessary to eliminate such result. In addition to the other termination rights provided in this Agreement, if the Parties are unable to reach agreement regarding modifications, changes or additions to the Program or the Program Documents within ten (10) Business Days after the Parties initially meet, either Party may terminate this Agreement upon ninety (90) days prior written notice to the other Party and without payment of a termination fee or other penalty, including any minimum fees. In addition to the other termination rights provided in this Section 34, a Party may suspend performance of its obligations under this Agreement, or require the other Party to suspend its performance of its obligations under this Agreement, including but not limited to the provisions regarding exclusivity in Section 3, if (i) any event described above occurs; and (ii) such Party reasonably determines that continued performance hereunder may result in a material fine, penalty or other sanction being imposed by the applicable Regulatory Authority, or in material civil liability.

35.	Force Majeure.

In addition to the termination rights provided in Section 17 hereof, if any Party’s performance, whether in whole or any part, of its material non-monetary obligations under this Agreement is delayed, prevented or impeded, by reason of a Force Majeure Event, then the performance of the obligations under this Agreement of such Party as they are affected by such cause shall be excused during the continuance of the Force Majeure Event, except that should such Force Majeure Event continue for one (1) month after the date of the start of such Force Majeure Event, either Party may at any time after the expiration of such one (1) month period, during the continuance of such Force Majeure Event, terminate this Agreement by giving written notice to the other Party and without payment of a termination fee or other penalty. A “Force Majeure Event” as used in this Agreement shall mean an event that is not reasonably within the control of the affected Party or its subcontractors (including, but not limited to, acts of God, acts of governmental authorities, acts of terrorism, strikes, war, riot and any other causes of such nature). Either Party rendered unable to fulfill any of its obligations under this Agreement by reason of a Force Majeure Event shall give prompt notice of such fact to the other Party, followed by written confirmation of notice, and shall exercise due diligence to resume performance of its obligations with all reasonable dispatch.

36.	Arbitration.

Upon the demand of either Party, any action, dispute, claim or controversy of any kind between the Parties arising out of, pertaining to or in connection with this Agreement (including without limitation issues regarding the enforceability of this arbitration provision) shall be resolved by neutral binding arbitration according to the rules of the American Arbitration Association in effect at the time the claim is filed. Any arbitration under this provision shall be conducted in Utah. Arbitration shall be the exclusive remedy of the Parties for any unresolved disputes under this Agreement, except that either Party may file a legal proceeding for injunctive relief in an event where that remedy is available at law or in equity. Judgment upon an arbitration award may be entered in any court having jurisdiction. A demand for arbitration may be made both, before or after, the institution of any legal proceeding. However, any demand made following the initiation of a legal proceeding must be made within ninety (90) days following the service of a complaint, third party complaint, cross-claim or counterclaim or any answer thereto or any amendment to any of the above. This agreement to arbitrate controversies and claims includes disputes between either of the Parties and the other Party’s agents, contractors, employees, officers or assignees. This arbitration provision shall be interpreted under the Federal Arbitration Act. The terms of this Section 36 shall survive the expiration or earlier termination of this Agreement.

37.	Financial Information and Reporting.

(a)

No later than 120 days following Company’s fiscal year-end, Company shall deliver to Bank a copy of the financial statements of Company prepared in accordance with GAAP and audited by an independent certified public accountant.

(b)

As soon as reasonably practicable, and in any event by the 20th day of the following month, Company shall deliver to Bank unaudited financial statements each month of Company, certified by Company’s Chief Financial Officer, and prepared materially in accordance with GAAP, subject to year-end adjustments and the absence of footnotes.

(c)

As soon as available, but in any event by January 15th of each year, Company shall provide to Bank copies of Company’s preliminary operating plan and forecast, in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Bank, for the next 12 months. Company agrees that as the operating plan and forecast are updated for significant events, a copy of the updated operating plan and forecast will be provided to Bank.

(d)

As soon as available, but in any event within 20 days of the end of each fiscal quarter, Company shall deliver to Bank copies of Company’s quarterly operating plan and forecast, in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Bank, for the next fiscal quarter.

(e)

Company shall deliver such additional unaudited monthly and quarterly financial statements and other financial information as Bank may reasonably request from time to time, within a reasonable period of time following such request.

38.	Compliance with Applicable Law.

Company shall comply with Applicable Law and shall employ procedures in accordance with the customary and usual standards of practice of prudent business persons in conducting the Program, including Account solicitation and Application processing. Bank shall comply with Applicable Law and shall employ procedures in accordance with the customary and usual standards of practice of prudent business persons with respect to its participation in the Program; provided that, Bank is not responsible for and shall have no liability to Company for compliance with Applicable Law relating to consumer protection, consumer lending, usury, loan collections, anti-money-laundering or privacy or any failure to comply with Applicable Law.

39.	Breach of Security Fraud.

Bank and Company will provide to each other the name or names and twenty-four (24) hour contact information for its personnel with authority and ability to immediately investigate and take action with respect to a potential breach of security or fraud related to the Program. In the event a Party becomes aware of any unauthorized use, modification, destruction or disclosure of, or access to, Borrower Data in such Party’s possession or under such Party’s control or its systems (containing such Borrower Data) used in connection with this Agreement (any of the foregoing events or circumstances, a “Security Incident”), the applicable Party suffering such unauthorized use, modification or access shall immediately notify the other Party and shall cooperate with each such other Party upon reasonable request by any such other Party or as required by Applicable Law, (x) to assess the nature and scope of the Security Incident, (y) to contain and control the Security Incident to prevent further unauthorized access to or use of Borrower Data, and (z) to provide prompt notice (which notice shall be subject to approval by the other Parties, which approval shall not be unreasonably withheld, conditioned, denied or delayed) to affected Borrowers (and other persons) to the extent required by Applicable Law.

40.	Insurance.

Company agrees to maintain insurance coverages on the terms and conditions specified in Exhibit B at all times during the Term of this Agreement, and to notify Bank promptly of any cancellation or lapse of any such insurance coverage. Company further agrees to provide, upon reasonable request of the Bank and at least on an annual basis, such evidence confirming the agreed insurance coverages are in force and effect, including true and correct copies of all policies and declaration pages.

41.	Data Security • Disaster Recovery.

Company shall maintain data security and disaster recovery protections that are in compliance with Applicable Law and are consistent with industry standards for the consumer banking and lending industry, including testing of any such protections at least annually. Reports of the testing results will be provided to Bank no less frequently than annually.

42.	Notice of Investigations• Customer Complaints.

Subject to any legal prohibitions or restrictions on disclosure of any investigation or proceeding, each Party shall notify the other Party if it becomes aware of any investigations or adversary proceedings by any Regulatory Authority relating to any aspect of the Program within five (5) Business Days after becoming aware of such investigation or proceeding, and each Party shall deliver to the other Party all related documentation thereof to the extent such delivery is not prohibited by Applicable Law or order or direction of such Regulatory Authority and, further, to the extent that the delivery of such documentation would not result in the loss or waiver of any available privilege or right. Company shall maintain a log of any Applicant and Borrower complaints concerning the Program and, on a monthly basis, Company agrees to provide to Bank a monthly complaint log in a form approved by the Bank that lists among other things: complaints categorized as Critical Complaints or Non-Critical Complaints received during such month; the Company’s response to and resolution of any such complaint in accordance with Company’s customer complaint policy; and, the root cause, if any, of such complaint using categories consistent with those used by the Bank. Company shall also provide Bank with a trending analysis and observations of any material variances with respect to customer complaints on no less than a monthly basis. Company shall provide Bank all related documentation concerning any customer complaint within five (5) Business Days of Bank’s request therefor. Company shall provide a copy of the forms of proposed standard responses to a customer complaint to Bank for its approval, not to be unreasonably withheld, conditioned, denied or delayed, prior to the Program Start Date. Company shall cooperate in good faith and provide such assistance, at Bank’s request, to permit Bank to promptly resolve or address any investigation, proceeding or complaint directed against Bank. Subject to any legal prohibitions or restrictions on disclosure of any investigation or proceeding, Bank shall notify the Company if it becomes aware of (i) the commencement of any investigation or adversary proceeding by any Regulatory Authority of Bank’s failure to comply with Applicable Laws with respect to the Program; or (ii) any results of any such investigation or proceeding that indicate the existence of facts or circumstances that could reasonably be expected to have a material adverse effect on the Bank, or reasonably could indicate that any representation, warranty or covenant of the Bank is untrue or has been breached in any material respect, in each case within five (5) Business Days of becoming aware of such investigation or proceeding, or the results thereof, and Bank shall provide the Company with relevant written notices, demands or results relating thereto to the extent such delivery is not prohibited by Applicable Law or order or direction of such Regulatory Authority and, further, to the extent that the delivery of any of the foregoing would not result in the loss or waiver of any available privilege or right.

43.	Audit Program• Resources.

Company agrees that prior to the Program Start Date it has developed and implemented an internal audit program to assess the Company’s compliance with Applicable Law, including but not limited to, account level transaction testing. In addition, Company shall ensure that there are adequate resources and personnel devoted to the management of the Program to ensure the Company’s compliance with its obligations under this Agreement. At the Bank’s reasonable request, but no less frequent than annually, Company shall provide Bank with results of its internal audit program, including all findings related to the Program. Company agrees to promptly address any findings as they relate to the Program from this internal audit.

44.	Reports.

The Parties understand that the Bank has a responsibility to its customers under the Program. Therefore, in addition to Compliance Reports, and in order to ensure the Bank maintains proper oversight, Company agrees to provide operational reporting to the Bank on no less than a quarterly basis. The specific reporting requirements will be provided by Bank and will include, but not be limited to (1) results of specific marketing/advertising campaigns (2) results of promotional programs, (3) underwriting and origination reports, (4) application referral, investigation and fraud reports, (5) portfolio performance, (6) customer service, (7) account management, (8) collection activities, and (9) vendor management. Bank may request additional reports that Bank has determined to be reasonably necessary to perform Bank’s regulatory oversight obligations of the Program in accordance with Applicable Law.

45.	Headings.

Captions and headings in this Agreement are for convenience only and are not to be deemed part of this Agreement.

46.	Limitation of Liabilit .

IN NO EVENT, SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR ANY OTHER PARTY LEGAL OR EQUITABLE PRINCIPLES, OR FOR ANY LOSS OF PROFITS OR REVENUE, REGARDLESS OF WHETHER SUCH PARTY KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT WITH RESPECT TO ANY THIRD PARTY CLAIM FOR WHICH A PARTY IS ENTITLED TO BE INDEMNIFIED PURSUANT TO SECTION 16. THE TERMS OF THIS SECTION SHALL SURVIVE THE EXPIRATION OR EARLIER TERMINATION OF THIS AGREEMENT.

[SIGNATURE PAGE(S) AND EXHIBITS

FOLLOW THIS PAGE]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

BANK:

FIRST ELECTRONIC BANK

By:	/s/ Stephen Sorenson
Name:	Stephen Sorenson
Title:	CEO
Date:	11/05/2019

COMPANY:

OPPORTUNITY FINANCIAL, LLC

By:	/s/ Jared Kaplan
Name:	Jared Kaplan
Title:	CEO
Date:	11/1/2019